Exhibit 23.01

Consent of Independent Public Accounting Firm

To the Board of Directors
Exmovere Holdings, Inc.

Gentlemen:

We consent to the inclusion of our Report of Independent Public Accounting Firm dated April 25, 2011, with respect to the financial statements of Exmovere Holdings, Inc. as of and for the year ended December 31, 2010, in the filing of the Annual Report on Form 10-K for Exmovere Holdings, Inc.

/s/ GregoryScott

April 25, 2011